Exhibit 99.1

CIFC CORP.	Investor Relations
250 Park Avenue	Investor@CIFC.COM
New York, NY 10177	(646) 367-6633
NASDAQ: CIFC

CIFC Corp. Announces Second Quarter of 2014 Results and a Quarterly Dividend

NEW YORK, August 7, 2014 - CIFC Corp. (NASDAQ: CIFC) (“CIFC” or the “Company”) today announced its results for the second quarter ended June 30, 2014.

Highlights

•
Economic Net Income (“ENI”, a non-GAAP measure) for the quarter was $15.2 million, compared to $10.3 million(1) for the same period of the prior year. ENI for the six months was $28.4 million, compared to $15.9 million(1) for the prior year.

•
GAAP net income (loss) for the quarter was $6.4 million as compared to $7.5 million for the same period in the prior year. GAAP net income (loss) for the six months was $6.7 million compared to $10.3 million for the prior year.

•
Fee Earning Assets Under Management ("Fee Earning AUM" or "AUM") from loan-based products totaled $12.6 billion as of June 30, 2014 as compared to $12.0 billion as of December 31, 2013 and $12.4 billion as of June 30, 2013.

◦	During the quarter, the Company sponsored the issuance of one new CLO and increased subscriptions to other loan-based products that represented $825.1 million of new AUM.

◦
Subsequent to quarter end, the Company sponsored the issuance of a new CLO that represents approximately $700 million of new loan-based AUM. In addition, the Company priced a fourth CLO for the year that represents approximately $600 million of new loan-based AUM.

•
During the quarter, the Company gave notice to its convertible note holder of its intention to redeem the notes at their full par value of $25.0 million. On July 12, 2014, the note holder, DFR Holdings LLC, exercised its right to convert the notes into 4,132,231 shares of common stock.

•	CIFC declares a cash dividend of $0.10 per share. The dividend will be paid on September 15, 2014 to shareholders of record as of the close of business on August 25, 2014.

Executive Overview

We had a strong quarter with ENI increasing 48% year over year. Our CLOs and total return funds continue to perform well. The CLO market has been strong in 2014 and outpaced the record levels of 2013. Our loan-based AUM increased by $0.5 billion during the first half of the year. During the quarter, CIFC sponsored its largest CLO that represents approximately $0.8 billion of new AUM. Year-to-date, we have priced four CLOs with aggregate new AUM of $2.7 billion. Our ability to establish warehouses and accumulate assets before pricing the CLOs has been a key competitive advantage we continue to leverage.

Explanatory Note:
(1) Prior year ENI has been adjusted to make it consistent with current year ENI by excluding management fees attributable to non-core investment products (i.e. Legacy ABS and Corporate Bond collateralized debt obligations ("non-core")).

Selected Financial Metrics
(In thousands, except per share data) (unaudited)

NON-GAAP FINANCIAL MEASURES (1)	2Q'14	2Q'13	% Change vs. 2Q'13	YTD '14	YTD '13	% Change vs. YTD'13
Management Fees - Senior	$5,634	$4,987	13%	$10,326	$9,750	6%
Management Fees - Subordinated	8,343	8,102	3%	16,812	16,448	2%
Incentive Fees from CLOs	4,511	4,553	(1)%	9,411	7,167	31%
Other loan-based products	828	359	131%	1,736	682	155%
Total Management Fees	19,316	18,001	7%	38,285	34,047	12%
Net Investment Income	8,240	2,898	184%	14,236	3,987	257%
Total ENI Revenues	27,556	20,899	32%	52,521	38,034	38%
Compensation and benefits	7,617	6,428	18%	14,445	12,853	12%
Other operating expenses	3,227	2,742	18%	6,722	6,315	6%
Corporate interest expense	1,486	1,452	2%	2,953	2,934	1%
Total ENI Expenses	12,330	10,622	16%	24,120	22,102	9%
ENI (1)	$15,226	$10,277	48%	$28,401	$15,932	78%
ENI per share - basic	$0.73	$0.49	49%	$1.36	$0.77	77%
ENI per share - diluted (2) (3)	$0.61	$0.43	42%	$1.15	$0.68	69%

NON-GAAP FINANCIAL MEASURES (1)	2Q'14	2Q'13	% Change vs. 2Q'13	YTD '14	YTD '13	% Change vs. YTD'13
ENI EBIT (4)	$16,712	$11,729	42%	$31,354	$18,866	66%
ENI EBITDA (5)	$16,974	$11,908	43%	$31,852	$19,214	66%
ENI EBITDA Margin (6)	62%	57%	5%	61%	51%	10%
Fee Related ENI EBITDA Margin (6)	45%	50%	(5)%	46%	45%	1%
ENI Margin (6)	55%	49%	6%	54%	42%	12%

NON-GAAP FINANCIAL MEASURES - AUM	6/30/2014	12/31/2013	% Change vs. 12/31/2013	6/30/2013	% Change vs. 6/30/13
Fee Earning AUM from loan-based products (7)	$12,571,662	$12,045,859	4%	$12,386,681	1%

SELECTED GAAP RESULTS	2Q'14	2Q'13	% Change vs. 2Q'13	YTD '14	YTD '13	% Change vs. YTD'13
Total net revenues	$1,475	$2,346	(37)%	$3,184	$4,980	(36)%
Total expenses	$13,882	$13,822	—%	$27,626	$28,971	(5)%
Net income (loss) attributable to CIFC Corp.	$6,444	$7,543	(15)%	$6,679	$10,330	(35)%
Earnings (loss) per share - basic	$0.31	$0.36	(14)%	$0.32	$0.50	(36)%
Earnings (loss) per share - diluted (2)	$0.26	$0.31	(16)%	$0.29	$0.44	(34)%
Weighted average shares outstanding - basic	20,972	20,809	1%	20,906	20,803	—%
Weighted average shares outstanding - diluted	26,213	25,601	2%	26,141	25,720	2%

Explanatory Notes:

(1)
See Appendix for a detailed description of these non-GAAP measures and reconciliations from net income (loss) attributable to CIFC Corp. to non-GAAP measures. Prior year ENI has been adjusted to make it consistent with current year ENI by excluding management fees attributable to non-core investment products (i.e.: Legacy ABS and Corporate Bond collateralized debt obligations ("non-core")).

(2)	The numerator in the dilution calculation has been adjusted to add-back the effect of convertible note interest charges (before taxes for ENI and after taxes for GAAP).

(3)	GAAP weighted average shares outstanding was used as ENI weighted average shares outstanding.

(4)	ENI EBIT is ENI before corporate interest expense. See Appendix.

(5)	ENI EBITDA is ENI EBIT before depreciation of fixed assets. See Appendix.

(6)
ENI EBITDA Margin is ENI EBITDA divided by Total ENI Revenue. Fee Related ENI EBITDA Margin is ENI EBITDA less Net Investment Income divided by Total Management Fees. ENI Margin is ENI divided by Total ENI Revenue.

(7)
Amount excludes Fee Earning AUM attributable to non-core products of $0.7 billion, $0.8 billion and $1.3 billion as of June 30, 2014, December 31, 2013 and June 30, 2013, respectively. Fee Earning AUM attributable to non-core products are expected to continue to decline as these funds run-off per their contractual terms.

Second Quarter Overview
CIFC reported ENI of $15.2 million for the second quarter of 2014, as compared to $10.3 million for the same period in the prior year. ENI increased period to period by $4.9 million or 48% primarily related to higher net investment income and management fees. Net investment income increased primarily driven by an increase in net gains from the Company's investments in CLOs, credit funds and warehouses during the current quarter. In addition, management fees increased as the Company recognized more revenues from CLOs and credit funds launched since the second quarter of 2013. These increases were partially offset by (i) decreases in management fees from certain legacy CLOs that are amortizing pursuant to their contractual terms, and (ii) increases in compensation, benefits and other operating expenses to support the continued growth of the Company.

CIFC reported GAAP net income attributable to CIFC Corp. of $6.4 million for the second quarter of 2014, as compared to $7.5 million in the same period of the prior year. GAAP operating results decreased from the prior year period due to (i) $3.3 million reduction in revenues from fee sharing (GAAP presents fees gross of fee sharing), (ii) $1.9 million reduction in management fees from non-core funds, and (iii) $2.1 million increase in losses on contingent liabilities related to improvement in the expected performance of legacy CIFC CLOs with fee sharing arrangements. These decreases were partially offset by an increase of $4.9 million related to factors noted in ENI above and a $1.5 million reduction in intangible asset amortization compared to the prior year as certain CLO and CDO management contracts were impaired in the prior year. See Non-GAAP Financial Measures section for a reconciliation between GAAP and Non-GAAP ENI.

Fee Earning AUM
Fee Earning AUM or AUM refers to the assets managed by the Company on which it is paid management fees and/or incentive fees. Generally, fees are paid on the aggregate collateral balance at par, and principal cash of CLOs and the value of the assets in credit funds (excluding non-fee earning AUM such as the Company’s investments).
The Company's total loan-based Fee Earning AUM was $12.6 billion as of June 30, 2014. During the second quarter, the Company sponsored the issuance of one new CLO and increased subscriptions to other loan-based products increasing Fee Earning AUM by $825.1 million. New AUM was offset by declines in Fee Earning AUM for certain CLOs which have reached the end of their contractual reinvestment periods (after which capital is returned to investors as the loan assets underlying the CLOs repay principal).

The following table summarizes Fee Earning AUM for the Company's significant loan-based products (1):

	June 30, 2014		December 31, 2013		June 30, 2013
(in thousands, except # of Products)	# of Products	Fee Earning AUM	# of Products	Fee Earning AUM	# of Products	Fee Earning AUM
Post 2011 CLOs	10	$5,539,964	8	$4,127,951	6	$3,219,531
Legacy CLOs (2)	19	5,819,791	20	6,811,382	26	8,344,616
Total CLOs	29	11,359,755	28	10,939,333	32	11,564,147
Other loan-based products (3)	6	1,211,907	6	1,106,526	3	822,534
AUM from loan-based products	35	$12,571,662	34	$12,045,859	35	$12,386,681

Explanatory Notes:

(1)
Table excludes Fee Earning AUM attributable to non-core products of $0.7 billion, $0.8 billion and $1.3 billion as of June 30, 2014, December 31, 2013 and June 30, 2013, respectively. Fee Earning AUM attributable to non-core products are expected to continue to decline as these funds run-off per their contractual terms.

(2)	Legacy CLOs represent all managed CLOs issued prior to 2011, including CLOs acquired since 2011 but issued prior to 2011.

(3)	Other loan-based products management fee structures vary by fund and may not be similar to a CLO.

The following chart illustrates that, since 2011, CIFC has been able to replace run-off from legacy CLOs (including acquisitions) with growth in loan-based AUM:
Explanatory Note:

(1)	Increase in AUM on the Legacy CLOs is the result of the acquisition of the rights to manage four "Navigator" CLOs during September 2012.

Total loan-based Fee Earning AUM activity for the three months ended June 30, 2014, and the last twelve months ("LTM") ended June 30, 2014, are as follows ($ in thousands):

	2Q'14	LTM 2Q'14
Opening AUM Balance	$12,345,453	$12,386,681
CLO New Issuances	800,000	2,303,694
CLO Principal Paydown	(527,131)	(1,935,706)
CLO Calls, Redemptions and Sales	(86,693)	(548,758)
Fund Subscriptions	25,101	383,853
Other (1)	14,932	(18,102)
Ending AUM Balance	$12,571,662	$12,571,662
Explanatory Note:

(1)	Other includes changes in collateral balances of CLOs between periods and market value changes in certain other loan-based products.

Liquidity and Capital Resources
As of June 30, 2014, total deconsolidated non-GAAP cash and cash equivalents increased by $0.7 million to $22.0 million from $21.4 million as of December 31, 2013. For the six months ended June 30, 2014, cash flows from operations provided net cash proceeds of $26.4 million. Our net investment activity in CIFC managed CLO equity, warehouses and funds during the six months was $18.1 million. The Company paid down $4.3 million of contingent liabilities (related to fee sharing arrangements) and paid dividends of $4.2 million.

Investments

Deconsolidated Non-GAAP (1)	June 30, 2014	December 31, 2013
CIFC Managed CLO Equity (Residual Interests)	$32,479	$44,292
Warehouses (2)(3)	65,598	32,529
Other loan-based products (3)	41,538	36,310
Total	$139,615	$113,131

Explanatory Notes:

(1)
Pursuant to GAAP, investments in consolidated CLOs, warehouses and certain other loan-based products are eliminated from "Investments at fair value" on the Company's Consolidated Balance Sheets. See Appendix for a Reconciliation from GAAP to Non-GAAP - Consolidated Balance Sheets for further details.

(2)
From time to time, the Company establishes “warehouses”, entities designed to accumulate investments in advance of sponsoring new CLOs or other funds managed by the Company.  To establish a warehouse, the Company contributes equity capital to a newly formed entity which is typically levered (three to five times) and begins accumulating investments.  When the related CLO or fund is sponsored, typically three to nine months later, the warehouse is “terminated”, with it concurrently repaying the related financing and returning to the Company its equity contribution, net of gains and losses, if any.

(3)
As of June 30, 2014 and December 31, 2013, $24.2 million and $16.9 million, respectively, of the Company's investments in funds and warehouses was not consolidated and included on our Consolidated Balance Sheets.

Excluding non-recourse variable interest entity ("VIE") debt, CIFC had $120.0 million of Junior Subordinated Notes which mature in 2035 and have a weighted average interest rate of LIBOR + 2.77% over the term of the loans. In addition, as of June 30, 2014, the Company had Convertible Notes with a face value of $25.0 million that were convertible into 4.1 million shares of common stock at $6.05 per share and bearing a 11% coupon payable quarterly (with an effective interest rate of 18.14%). On July 12, 2014, the Convertible Notes were redeemed and converted into 4.1 million shares of common stock.
Non-GAAP Financial Measures

The Company discloses financial measures that are calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“Non-GAAP”) as follows:

ENI is a non-GAAP financial measure of profitability which management uses in addition to GAAP Net income attributable to CIFC Corp. to measure the performance of its core business (excluding non-core products). The Company believes ENI reflects the nature and substance of the business, the economic results driven by management fee revenues from the management of client funds and earnings on the Company's investments. ENI presents management fee revenues net of (i) any fee-sharing arrangements resulting from mergers or acquisitions and (ii) revenues attributable to non-core investment products. In addition, ENI represents net income (loss) attributable to CIFC Corp. before taxes, gains (losses) on disposition(s) attributable to non-core assets, a portion of non-cash compensation related to profits interests granted by CIFC Parent in June 2011, amortization and impairments of intangible assets, gains/(losses) on derivatives and contingent liabilities and certain non-recurring operating expenses and strategic transaction expenses (such as those associated with mergers and acquisitions).

The Deconsolidated Non-GAAP Statements represent the Consolidated GAAP statements adjusted to eliminate the impact of the Consolidated Entities. On the Statement of Operations, the Company has reclassed the sum of Net results of Consolidated Entities, Net (income) loss attributable to noncontrolling interest in Consolidated Entities and Net gain (loss) on investments at fair value to the Deconsolidated Non-GAAP line items that represent its characteristics; management fees and interest income. On the Balance Sheets, the Company has excluded amounts related to all consolidated entities. Management uses these Non-GAAP statements in addition to Consolidated GAAP Statements to measure the performance of its core asset management business.
EBIT and ENI EBITDA are also non-GAAP financial measures that management considers, in addition to net income (loss) attributable to CIFC Corp., to evaluate the Company's core performance. ENI EBIT represents ENI before corporate interest expense and ENI EBITDA represents ENI EBIT before depreciation of fixed assets, a non-cash item.

ENI, ENI EBIT and ENI EBITDA may not be comparable to similar measures presented by other companies, as they are non-GAAP financial measures that are not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, ENI, ENI EBIT and ENI EBITDA should be considered an addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

A detailed calculation of ENI, ENI EBIT and ENI EBITDA and a reconciliation to the most comparable GAAP financial measure is included in the Appendix.

[Financial Tables to Follow in Appendix]
About CIFC

CIFC is a fundamentals-based, relative value credit manager. Headquartered in New York, CIFC is an SEC registered investment adviser and a publicly traded company (NASDAQ: CIFC). We currently serve over 200 institutional investors globally. For more information, please visit CIFC’s website at www.cifc.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect CIFC's current views with respect to, among other things, CIFC's operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. CIFC believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. CIFC undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Appendix - Table of Contents

•	Summary reconciliation of GAAP net income (loss) attributable to CIFC Corp. to Non-GAAP measures (ENI, ENI EBIT and ENI EBITDA) for the Three and Six Months Ended June 30, 2014 and 2013 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Statements of Operations are adjusted to exclude the consolidation of Entities) for the Three Months Ended June 30, 2014 and 2013 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Statements of Operations are adjusted to exclude the consolidation of Entities) for the Six Months Ended June 30, 2014 and 2013 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Balance Sheets are adjusted to exclude the consolidation of Entities) as of June 30, 2014 and December 31, 2013 (unaudited)

Appendix

Summary Reconciliation of GAAP Net income (loss) attributable to CIFC Corp. to Non-GAAP Measures (unaudited)

(In thousands) (unaudited)	2Q'14	2Q'13	YTD '14	YTD '13
GAAP Net income (loss) attributable to CIFC Corp.	$6,444	$7,543	$6,679	$10,330
Management fee sharing arrangements (1)	(2,421)	(5,688)	(5,066)	(9,898)
Management fees attributable to non-core funds (2)	(201)	(2,111)	(442)	(2,652)
Compensation costs (3)	430	558	942	1,657
Amortization and impairment of intangibles	2,608	4,100	5,517	8,148
Net (gain)/loss on contingent liabilities and other (4)	1,529	(613)	1,758	(499)
Gain on sales of contracts (5)	—	—	(228)	(752)
Income tax expense (benefit)	6,837	6,488	19,241	9,598
Total reconciling and non-recurring items	8,782	2,734	21,722	5,602
ENI	$15,226	$10,277	$28,401	$15,932
Add: Corporate interest expense	1,486	1,452	2,953	2,934
ENI EBIT	$16,712	$11,729	$31,354	$18,866
Add: Depreciation of fixed assets	262	179	498	348
ENI EBITDA	$16,974	$11,908	$31,852	$19,214

Explanatory Notes:

(1)
The Company shares management fees on certain of the acquired CLOs it manages (shared with the party that sold the funds to CIFC). Management fees are presented on a gross basis for GAAP and on a net basis for Non-GAAP ENI.

(2)	Current year ENI calculation includes the reduction attributable to non-core management fees. Prior year ENI calculation has been adjusted to conform with the current year's calculation.

(3)
Compensation has been adjusted for non-cash compensation related to profits interests granted to CIFC employees by CIFC Parent and sharing of incentive fees with certain former employees established in connection with the Company's acquisition of certain CLOs from Columbus Nova Credit Investments Management, LLC ("CNCIM").

(4)	Adjustment primarily includes the elimination of gains (losses) on contingent liabilities during the respective periods.

(5)	In January 2012, the Company completed the sale of its right to manage Gillespie CLO PLC. The Company recognized additional gains from contingent payments collected during 2014 and 2013.

Reconciliation from GAAP to Non-GAAP Measures - Consolidated Statements of Operations (unaudited)

	2Q'14			2Q'13
(In thousands) (unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Management fees	$1,378	$20,560	$21,938	$2,240	$23,559	$25,799
Net investment income	97	8,143	8,240	106	2,792	2,898
Total net revenues	1,475	28,703	30,178	2,346	26,351	28,697
Expenses
Compensation and benefits	8,047	—	8,047	6,986	—	6,986
Professional services	706	—	706	715	—	715
General and administrative expenses	2,259	—	2,259	1,843	—	1,843
Depreciation and amortization	2,870	—	2,870	4,278	—	4,278
Total expenses	13,882	—	13,882	13,822	—	13,822
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments at fair value	1,121	(1,121)	—	251	(251)	—
Net gain (loss) on contingent liabilities at fair value	(1,529)	—	(1,529)	613	—	613
Corporate interest expense	(1,486)	—	(1,486)	(1,452)	—	(1,452)
Other, net	—	—	—	(5)	—	(5)
Net other income (expense) and gain (loss)	(1,894)	(1,121)	(3,015)	(593)	(251)	(844)
Operating income (loss)	(14,301)	27,582	13,281	(12,069)	26,100	14,031
Net results of Consolidated Entities	37,046	(37,046)	—	53,102	(53,102)	—
Income (loss) before income taxes	22,745	(9,464)	13,281	41,033	(27,002)	14,031
Income tax (expense) benefit	(6,837)	—	(6,837)	(6,488)	—	(6,488)
Net income (loss)	15,908	(9,464)	6,444	34,545	(27,002)	7,543
Net (income) loss attributable to noncontrolling interest in Consolidated Entities	(9,464)	9,464	—	(27,002)	27,002	—
Net income (loss) attributable to CIFC Corp.	$6,444	$—	$6,444	$7,543	$—	$7,543

Reconciliation from GAAP to Non-GAAP Measures - Consolidated Statements of Operations (continued) (unaudited)

	YTD '14			YTD '13
(In thousands) (unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Management fees	$2,990	$40,803	$43,793	$4,883	$41,714	$46,597
Net investment income	194	14,042	14,236	97	3,890	3,987
Total net revenues	3,184	54,845	58,029	4,980	45,604	50,584
Expenses
Compensation and benefits	15,387	—	15,387	14,510	—	14,510
Professional services	1,752	—	1,752	2,638	—	2,638
General and administrative expenses	4,472	—	4,472	3,327	—	3,327
Depreciation and amortization	6,015	—	6,015	8,496	—	8,496
Total expenses	27,626	—	27,626	28,971	—	28,971
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments at fair value	2,527	(2,527)	—	600	(600)	—
Net gain (loss) on contingent liabilities at fair value	(1,758)	—	(1,758)	499	—	499
Corporate interest expense	(2,953)	—	(2,953)	(2,934)	—	(2,934)
Net gain on the sale of management contracts	228	—	228	752	—	752
Other, net	—	—	—	(2)	—	(2)
Net other income (expense) and gain (loss)	(1,956)	(2,527)	(4,483)	(1,085)	(600)	(1,685)
Operating income (loss)	(26,398)	52,318	25,920	(25,076)	45,004	19,928
Net results of Consolidated Entities	86,128	(86,128)	—	100,160	(100,160)	—
Income (loss) before income taxes	59,730	(33,810)	25,920	75,084	(55,156)	19,928
Income tax (expense) benefit	(19,241)	—	(19,241)	(9,598)	—	(9,598)
Net income (loss)	40,489	(33,810)	6,679	65,486	(55,156)	10,330
Net (income) loss attributable to noncontrolling interest in Consolidated Entities	(33,810)	33,810	—	(55,156)	55,156	—
Net income (loss) attributable to CIFC Corp.	$6,679	$—	$6,679	$10,330	$—	$10,330

Reconciliation from GAAP to Non-GAAP - Consolidated Balance Sheets (unaudited)

	June 30, 2014			December 31, 2013
(In thousands) (unaudited)	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Assets
Cash and cash equivalents	$22,046	$—	$22,046	$25,497	$(4,132)	$21,365
Restricted cash and cash equivalents	1,693	—	1,693	1,700	—	1,700
Due from brokers	—	—	—	18,813	(4,985)	13,828
Investments at fair value	24,177	115,438	139,615	16,883	96,248	113,131
Receivables	2,550	3,718	6,268	2,120	3,814	5,934
Prepaid and other assets	3,833	—	3,833	5,104	(222)	4,882
Deferred tax asset, net	50,815	—	50,815	57,675	—	57,675
Equipment and improvements, net	4,443	—	4,443	4,261	—	4,261
Intangible assets, net	19,707	—	19,707	25,223	—	25,223
Goodwill	76,000	—	76,000	76,000	—	76,000
Subtotal	205,264	119,156	324,420	233,276	90,723	323,999
Total assets of Consolidated Entities	12,580,111	(12,580,111)	—	11,366,912	(11,366,912)	—
Total Assets	$12,785,375	$(12,460,955)	$324,420	$11,600,188	$(11,276,189)	$323,999
Liabilities
Due to brokers	$1,036	$—	$1,036	$5,499	$(4,991)	$508
Accrued and other liabilities	12,616	—	12,616	15,197	(270)	14,927
Deferred purchase payments	1,348	—	1,348	1,179	—	1,179
Contingent liabilities at fair value	14,450	—	14,450	16,961	—	16,961
Long-term debt	139,697	—	139,697	139,164	—	139,164
Subtotal	169,147	—	169,147	178,000	(5,261)	172,739
Total non-recourse liabilities of Consolidated Entities	12,095,720	(12,095,720)	—	11,114,435	(11,114,435)	—
Total Liabilities	12,264,867	(12,095,720)	169,147	11,292,435	(11,119,696)	172,739
Equity
Common stock	21	—	21	21	—	21
Treasury stock	(914)	—	(914)	(914)	—	(914)
Additional paid-in capital	964,533	—	964,533	963,011	—	963,011
Retained earnings (deficit)	(808,367)	—	(808,367)	(810,858)	—	(810,858)
Total CIFC Corp. Stockholders' Equity	155,273	—	155,273	151,260	—	151,260
Noncontrolling interest in Consolidated Funds	174,454	(174,454)	—	5,107	(5,107)	—
Appropriated retained earnings (deficit) of Consolidated Entities	190,781	(190,781)	—	151,386	(151,386)	—
Total Equity	520,508	(365,235)	155,273	307,753	(156,493)	151,260
Total Liabilities and Stockholders' Equity	$12,785,375	$(12,460,955)	$324,420	$11,600,188	$(11,276,189)	$323,999